Exhibit 1: Consolidated Income Statement
(Third Quarter)

	Ch$ millions			US$ millions (1)
	3Q02	3Q03	% Change	3Q02	3Q03	% Change

Revenues	71,670	59,984	-16.3%	95.7	90.8	-5.2%
COGS	(63,188)	(52,913)	-16.3%	(84.4)	(80.1)	-5.1%
Gross Income	8,482	7,070	-16.6%	11.3	10.7	-5.6%
Gross Margin	11.8%	11.8%	-	11.8%	11.8%	-
SG&A	(7,505)	(5,335)	-28.9%	(10.0)	(8.1)	-19.5%
% sales	10.5%	8.9%	-	10.5%	8.9%	-
Operating Income	976	1,735	77.7%	1.3	2.6	101.3%
Operating Margin	1.4%	2.9%	-	1.4%	2.9%	-
Financial Income	650	325	-49.9%	0.9	0.5	-43.3%
Financial Expenses	(5,689)	(3,494)	-38.6%	(7.6)	(5.3)	-30.4%
Positive Goodwill Amortization	(696)	(471)	-32.4%	(0.9)	(0.7)	-23.4%
Equity in Earning (Losses) of Related Companies	125	33	-73.2%	0.2	0.1	-69.6%
Other non-Operating Incomes	(8)	246	N/A	(0.0)	0.4	N/A
Other non-Operating Expenses	(2,615)	(752)	-71.2%	(3.5)	(1.1)	-67.4%
Price-level Restatements	(10,399)	2,269	N/A	(13.9)	3.4	N/A
Non-Operating Results	(18,633)	(1,843)	-90.1%	(24.9)	(2.8)	-88.8%
Income (Loss) Before Income Taxes	(17,656)	(108)	-99.4%	(23.6)	(0.2)	-99.3%
Income Tax	(999)	(438)	-56.1%	(1.3)	(0.7)	-50.3%
Extraordinary Items	0	0	N/A	0.0	0.0	N/A
Minority Interest	61	91	48.4%	0.1	0.1	68.1%
Negative Goodwill Amortization	7	1	-81.1%	0.0	0.0	-78.6%
Net Income (Loss)	(18,587)	(454)	-97.6%	(24.8)	(0.7)	-97.2%

1 Exchange rate on September 2003 US$1.00 = 660,97
Exchange rate on September 2002 US$1.00 = 748,73

Última actualización 17/11/2003